Release:    Immediate    May 10, 2017

CP announces intention to launch new share repurchase program and increases dividend by 12.5 percent

Calgary, AB – Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced that the Toronto Stock Exchange (“TSX”) has accepted its notice to implement a normal course issuer bid (“NCIB”) to purchase, for cancellation, up to 4,384,062 common shares or approximately 3 percent of CP’s “public float”, as at May 1, 2017. The NCIB is scheduled to commence on May 15, 2017 and is due to terminate on May 14, 2018.

Purchases of CP common shares under the NCIB may be made through the facilities of the TSX, the New York Stock Exchange (“NYSE”) and alternative trading systems by means of open market transactions or by such other means as may be permitted by the TSX and under applicable securities laws, including by private agreement pursuant to issuer bid exemption orders issued by applicable securities regulatory authorities. The price CP will pay for any common shares will be the market price at the time of purchase or such other price as may be permitted by the TSX. Any private purchase made under an exemption order issued by a securities regulatory authority will generally be at a discount to the prevailing market price.

In connection with the NCIB, CP will enter into an automatic purchase plan ("Plan") with its designated broker to allow for purchases of its common shares during internal quarterly blackout periods. Such purchases would be at the discretion of the broker based on parameters established by CP prior to any blackout period. Outside of these periods, common shares will be repurchased in accordance with management's discretion, subject to applicable law. The Plan has been reviewed by the TSX and may be terminated by CP or its broker in accordance with its terms, or will terminate on the expiry of the NCIB.

As of May 1, 2017, CP had 146,747,454 common shares issued and outstanding. CP will not acquire through the facilities of the TSX more than 90,867 common shares during a trading day, being 25 percent of the average daily trading volume of CP common shares on the TSX for the six calendar months prior to the date of approval of the bid by the TSX and, in addition, will not acquire per day on the NYSE more than 25 percent of the average daily trading volume for the four calendar weeks preceding the date of purchase, subject to, in both cases, certain exceptions for block purchases.

The actual number of common shares that will be repurchased under the NCIB, and the timing of any such purchases, will be determined by CP, subject to the limits imposed by the TSX. There cannot be any assurances as to how many common shares, if any, will ultimately be acquired by CP.

CP believes that the purchase of its shares from time to time is an appropriate and advantageous use of its funds.

CP purchased 6.91 million of its common shares at a weighted average price of $175.01 under its previous normal course issuer bid, which expired May 1, 2017. In total, CP has repurchased 30.94 million of its common shares since 2014, representing approximately 21 percent of its public float, as at March 31, 2017.

The board declared a quarterly dividend of $0.5625 per share, an increase of 12.5 percent to the previous dividend of $0.50 per share. The dividend is payable on July 31, 2017 to holders of record at the close of business on June 30, 2017, and is an "eligible" dividend for purposes of the Income Tax Act (Canada) and any similar provincial/territorial legislation.

"A new share buyback program and increase in the dividend demonstrate CP’s confidence in the long-term growth prospects of the company,” said CP President and CEO Keith Creel. “CP’s strong cash flow generation enables us to return cash to shareholders while reinvesting in the franchise and maintaining the strength of the balance sheet.”

Forward Looking Statement
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to CP's intention to commence a normal course issuer bid and potential future purchases of CP common shares under the normal course issuer bid. This forward-looking information may also include, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as "financial expectations", "key assumptions", "anticipate", "believe", "expect", "plan", "will", "outlook", "should" or similar words suggesting future outcomes.

Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward-looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive.

These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.

About Canadian Pacific
Canadian Pacific is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
403-319-7298
Martin_Cej@cpr.ca
Alert_MediaRelations@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca